Exhibit 99.1

Liberty Global Provides Update on the Impact of Hurricanes in the Caribbean
Denver, Colorado - October 6, 2017:

Liberty Global plc ("Liberty Global") (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK), today provided an update on the impact of Hurricane Irma and Hurricane Maria on its operations in the Caribbean.

In Cable & Wireless (“C&W”), over 50% of mobile sites across our impacted markets of Anguilla, Antigua & Barbuda, British Virgin Islands (“BVI”), Dominica, Montserrat, St Kitts & Nevis, and Turks & Caicos are now online and we continue to make progress with further repairs. Our fixed networks also suffered significant damage across these markets and we are working to re-establish connectivity as quickly as possible. The revenue contribution from the markets where we experienced the most significant impact from Hurricane Irma and Hurricane Maria (Anguilla, BVI, Turks & Caicos and Dominica) represent around 4% of C&W’s Q2 2017 revenue.

Although we suffered some damage to our sub-sea systems due to Hurricanes Irma and Maria, the redundancy and resilience of our networks enabled us to maintain connectivity throughout all our countries served, with the exception of Dominica that went temporarily offline but was quickly restored once the storm passed.

The impact of the hurricanes on our Liberty Cablevision Puerto Rico (“LCPR”) operation and C&W in Puerto Rico are still being assessed. Individuals and businesses across Puerto Rico are dealing with the challenges caused by water, fuel and food shortages and severe damage to essential infrastructure. As for most businesses, LCPR and C&W are dependent on, among other things, power supply to deliver our services. Puerto Rico’s power supply and transmission system was severely impacted by the hurricanes and power is still only available in a limited portion of the island. Accordingly, we cannot predict when and to what extent LCPR and C&W will be able to restore services across the island.

We expect to receive insurance proceeds to cover the losses to our operations resulting from both Hurricanes Irma and Maria as part of our natural catastrophe risk management program. Because these hurricanes inflicted damage over a number of days and to a wide area, we are assessing the extent of damage and loss and the applicable terms of our insurance policy. At this stage no assurances can be given as to the total amount and timing of the insurance proceeds that our operations will ultimately recover due to a variety of factors such as length of business interruption, deductibles and cost of infrastructure repair.

Given the uncertainty of the ultimate impacts that the recent hurricanes have had on our businesses, we are reviewing our previously-issued 2017 financial guidance for LiLAC and we will provide an update at our upcoming third quarter 2017 investor call in November.
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to the impact of Hurricanes Irma and Maria on our operations in the Caribbean, our ability to timely and fully recover proceeds under our insurance policies, our financial guidance, and other information and statements that are not historical fact. These risks and uncertainties include, among other things, events that are outside of our control, such as hurricanes and other natural disasters, the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; general economic factors; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; the ability of suppliers and vendors to timely deliver quality products, equipment, software, services and access; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K, as amended, and Form 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global

Liberty Global is the world’s largest international TV and broadband company, with operations in more than 30 countries across Europe, Latin America and the Caribbean. We invest in the infrastructure that empowers our customers to make the most of the digital revolution. Our scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect our 25 million customers who subscribe to 51 million television, broadband internet and telephony services. We also serve over 10 million mobile subscribers and offer WiFi service across 10 million access points.

Liberty Global’s businesses are comprised of two stocks: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK) for our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which consists of our operations in Latin America and the Caribbean.
The Liberty Global Group operates in 12 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC.

The Liberty Global Group also owns 50% of VodafoneZiggo, a Dutch joint venture, which has 4 million customers, 10 million fixed-line subscribers and 5 million mobile subscribers. The LiLAC Group operates in over 20 countries in Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil and BTC. In addition, the LiLAC Group operates a sub-sea fiber network throughout the region connecting over 40 markets.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Matt Beake	+44 20 8483 6428
Christian Fangmann	+49 221 8462 5151
John Rea	+1 303 220 4238
Kunal Patel	+1 786 376 9294

2